Exhibit 10.1

THE HOME DEPOT, INC.

EQUITY AWARD TERMS AND CONDITIONS AGREEMENT
Executive Officers – U.S.

GRANTED TO:            <NAME>
GRANT DATE:            <DATE>

GRANT TYPE:            Nonqualified Stock Option Award
VESTING SCHEDULE:        25% on 2nd, 3rd, 4th and 5th Anniversaries of the Grant Date
NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:    <X,XXX>
OPTION PRICE PER SHARE:    <$AMOUNT>
EXPIRATION DATE:    <DATE>

GRANT TYPE:            Performance-Based Restricted Stock Award
VESTING SCHEDULE:        50% on 30th Month Anniversary of the Grant Date
and 50% on 60th Month Anniversary of the Grant Date
NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:    <X,XXX>

GRANT TYPE:            Performance Share Award
VESTING SCHEDULE:        Performance Period of 3 Fiscal Years Beginning with <YEAR>
PERFORMANCE PERIOD:    <YEAR – YEAR>
NUMBER OF SHARES OFTHE HOME DEPOT, INC. COMMON STOCK: Target Award:     <X,XXX>

In recognition of the value of your continued service as a key employee, The Home Depot, Inc., a Delaware corporation, on and as of the date specified above (the “Grant Date”), hereby grants to you, an employee of The Home Depot, Inc. or one of its subsidiaries, affiliates or related entities (collectively the “Company”), pursuant to this Equity Award Agreement (this “Award Agreement”), the following awards (individually referred to as the “Award” and collectively referred to as the “Awards”) a summary of which has been delivered to you:

•
A non-qualified stock option award (the “Option”) to purchase from the Company the above-stated number of shares of Common Stock at the price per share stated above (the “Option Price”), which Option will expire on the expiration date stated above (the “Expiration Date”), unless it expires earlier in accordance with the terms and conditions described below;

•	A performance-based restricted stock award of the above-stated number of shares of Common Stock (“Restricted Stock”) subject to the terms and conditions described below; and

•
A performance share award (the “Performance Shares”) of up to 200% the above-stated Target Award, which may be earned in accordance with the performance vesting and other terms and conditions described below.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Company’s Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Plan”), a summary of which has been delivered to you, and the Plan is incorporated herein by reference. Unless defined in the Award Agreement or the context otherwise requires, capitalized terms used in this Award Agreement will have the meanings set forth in the Plan.

You will be deemed to have accepted, and agree to comply with, all the terms and conditions of this Award Agreement upon your acceptance of the Award(s) granted herein.

A.	NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

1.
Vesting. The Option will become exercisable in installments, as follows: 25% of the total number of shares subject to the Option will become exercisable on each of the second (2nd), third (3rd), fourth (4th), and fifth (5th) anniversaries of the Grant Date.

2.
Change in Employment Status; Termination for Cause. If (a) your employment with the Company terminates for reasons other than death, Disability or Retirement, (b) you violate Section D.6. of this Award Agreement, or (c) your employment is terminated for Cause, then all Option shares granted to you pursuant to this Award that have not become exercisable as of the date of your termination will immediately lapse. Option shares that are exercisable as of the date of termination of employment will lapse unless exercised within a period of three (3) months from the date of your termination of employment. Upon your Retirement, all Option shares that are not exercisable as of the date of your Retirement will continue to vest according to the schedule set forth in Section A.1. of this Award Agreement, and all Option shares will remain exercisable until the Expiration Date. Upon your death or the termination of your employment by reason of Disability, all Option shares will immediately become fully exercisable as of the date of death or termination on account of Disability and will lapse unless exercised within a period of one (1) year from the date of death or such termination. In no event will the above time periods extend beyond the Expiration Date. After attaining Retirement Eligibility, if you violate Section D.6. of this Award Agreement, are discharged for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at the time of your termination, all Option shares, whether presently exercisable or not, will immediately lapse and become null and void on and as of the earlier of (a) the date of your termination of employment, (b) or if applicable, the date of such violation of Section D.6.

3.
Change in Control. All unvested options will vest immediately upon your termination of employment without Cause within twelve (12) months following the occurrence of a Change in Control and will remain exercisable until the Expiration Date.

4.
Exercise of the Option. You may exercise the vested portion of your Option in whole or in part (but in no event with respect to a fractional share) from time to time until the Expiration Date. In order to exercise your Option, you must provide written notice of exercise to the Company, specifying the number of shares to be purchased, the Option Price of each share and the aggregate Option Price for all shares being purchased under such Option. This notice must be accompanied by payment of the aggregate Option Price for the number of shares purchased. Such exercise (subject to Section A.5. hereof) will be effective upon the actual receipt of such payment and notice to the Company. The aggregate Option Price for all shares purchased pursuant to an exercise of the Option may be paid by check payable to the order of the Company, or shares of Common Stock held by you for at least six (6) months, the fair market value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously owned shares of Common Stock). In addition, the aggregate Option Price for all shares purchased pursuant to your exercise of the Option may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates. Payment of the Option Price in shares of Common Stock may be made by delivering properly endorsed stock certificates to the Company or otherwise causing such Common Stock to be transferred to the account of the Company, either physically or through attestation. The Company may, in its discretion, require that you furnish, along with the notice of exercise, such documents as the Company deems necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareholder of the Company in respect to such shares issuable upon the exercise of any part of the Option will accrue to you unless and until such shares have been registered in your name.

5.
Transferability. Except as otherwise provided in the Plan, the Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, other than by will or under the laws of descent and distribution, whether by the operation of law or otherwise. An option may be exercised, during your lifetime, only by you or your legal representative. You may, however, transfer the Option, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of you and/or your Family Members, a partnership or other entity in which all the beneficial owners are you and/or your Family Members, or any other entity affiliated with you that may be approved by the Committee. Upon any attempt to do anything prohibited by this paragraph, the Option will immediately become null and void.

B.	PERFORMANCE-BASED RESTRICTED STOCK TERMS AND CONDITIONS

1.
Restrictions. To the extent not previously forfeited as provided in Section B.2., the Restricted Shares will vest and become transferable as follows: 50% of the shares granted will vest and become transferable upon the 30th month anniversary of the Grant Date; and 50% of the shares granted will vest and become transferable upon the 60th month anniversary of Grant Date, provided that if Company operating profit (as defined under the Company’s Management Incentive Plan), for the fiscal year in which this Award is granted, is less than 90% of the target operating profit under the Company’s Management Incentive Plan in which you participate for such fiscal year, as certified by the Committee, all Restricted Shares granted to you pursuant to this Award will be forfeited on the date of such certification by the Committee. Restricted Shares that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

2.
Change in Employment Status or Change in Control; Termination for Cause. If (a) your employment with the Company terminates for reasons other than death, Disability, or Retirement or your termination without Cause, defined below, within twelve (12) months following the occurrence of a Change in Control, (b) you violate Section D.6. of this Award Agreement, or (c) your employment is terminated for Cause, then all Restricted Shares granted to you pursuant to this Award that have not yet become vested and transferable as of the date of your employment termination will be immediately forfeited. Upon Retirement, all unvested Restricted Shares will continue to vest in accordance with the vesting and performance conditions set forth in Section B.1. of this Award Agreement, provided that a sufficient number of shares will vest at the time your Restricted Shares become taxable to cover applicable tax withholding required pursuant to Section D.2.; further provided, that if after attaining Retirement Eligibility, you violate Section D.6. of this Award Agreement, are discharged for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at the time of your termination, all unvested Restricted Shares (including shares that are continuing to vest as provided above) will be immediately forfeited. Notwithstanding any other provision of this Award Agreement, in the event the Company terminates your employment without Cause within twelve (12) months after a Change in Control, or in the event of employment termination on account of your death or Disability, any unvested Restricted Shares will immediately vest and become transferable by you or your estate.

3.
Book Entry Account. Within a reasonable time after the date of this Award, the Company will instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Grant Date, provided that the Company will retain control of such account until the Restricted Shares have become vested in accordance with the Award.

4.
Shareholder Rights. Upon the effective date of the book entry pursuant to Section B.3., you will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares; provided, however, that prior to a certification by the Committee that the Company has achieved the operating profit target set forth in Section B.1., all dividends will be accumulated, and upon such certification, will be paid to you in cash, without interest, within 90 days following such certification. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions will be held by the Company until the related Restricted Shares have become vested in accordance with this Award and will remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

5.
Transferability. Except as otherwise provided in this Section B., the Restricted Shares cannot be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Subsequent transfers of the Restricted Shares will be prohibited except in accordance with this Section B. Any attempted transfer of the Restricted Shares prohibited by this Section B.5. will be null and void.

C.	PERFORMANCE SHARE TERMS AND CONDITIONS

1.	Performance Vesting.

(a)    Average Operating Profit. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average Operating Profit target for the Performance Period, in accordance with the following schedule. The Committee will certify Average Operating Profit and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average Operating Profit Target	($ Millions)	Percentage of Target Award Performance Shares Earned
Below Threshold:	Below $	0%
Threshold:	$	%
Target:	$	%
Maximum:	$ or above	%
The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.
(b)    Average ROIC. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average ROIC target for the Performance Period, in accordance with the following schedule. The Committee will certify Average ROIC and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

Average ROIC		Percentage of Target Award Performance Shares Earned
Below Threshold:	Below %	0%
Threshold:	%	%
Target:	%	%
Maximum:	% or above	%

The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation, as set forth on Schedule A.

2.
Delivery of Shares. The number of shares of Common Stock that you earn under this Section C. will be delivered to you as soon as administratively practicable, but not later than the 90th day following the end of the Performance Period. Before such delivery, the Committee will certify in writing the number of Performance Shares that you have earned. No fractional shares will be delivered pursuant to this Award and any fractional shares earned will be paid in cash.

3.
Employment Termination. If (a) your employment with the Company terminates during the Performance Period for reasons other than death, Disability or Retirement as provided in Section C.4. below, (b) you violate Section D.6. of this Award Agreement, or (c) your employment is terminated for Cause, then this Performance Share award will be immediately forfeited.

4.
Death, Disability or Retirement; Termination for Cause. If your employment with the Company terminates during the Performance Period, because of your death, Disability or Retirement, in each case at or after Retirement Eligibility, you will be entitled to all of the Performance Shares earned in accordance with Section C.1., determined at the end of the Performance Period. Such shares will be delivered to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. If your employment with the Company terminates during the Performance Period due to your death or Disability before Retirement Eligibility, you will be entitled to a prorated portion of the Performance Shares earned in accordance with Section C.1., determined at the end of the Performance Period and based on the ratio of the number of days you are employed during the Performance Period to the total number of days in the Performance Period. Such payments will be paid to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. Notwithstanding the foregoing, if you violate Section D.6. of this Award Agreement, are discharged for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at the time of your termination, then all Performance Shares will be immediately forfeited.

5.
Change in Control. Unless previously forfeited, the Performance Share award will vest upon your termination of employment without Cause, as defined below, within twelve (12) months following the occurrence of a Change in Control in that number of Performance Shares determined as follows: (i) the number of Performance Shares that would have been earned under Section C.1., treating the date of the Change in Control as the last day of the Performance Period and prorating the Performance Share award based on the ratio of the number of days during the Performance Period before the Change in Control to the total number of days in the Performance Period absent such Change in Control; plus (ii) the number of Performance Shares representing the Performance Share Target Award and prorating the Performance Share Target Award based on the ratio of the number of days during the Performance Period after the Change in Control to the total number of days in the Performance Period absent such Change in Control. As soon as administratively practicable, but not later than the 90th day after your termination of employment, the Company will deliver to you one share of Common Stock for each such vested Performance Share, which payment will be in lieu of any payment under Section C.1.

6.
Transferability. The Performance Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Shares prohibited by this Section C.6. will be null and void.

7.
Adjustment for Dividends. Upon the payment of any cash dividend on the Common Stock before the Company’s transfer agent establishes a book entry account in your name representing the earned Performance Shares, the number of performance shares will be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable if each Performance Share were issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the Common Stock on the dividend payment date.

8.	Performance Share Definitions.

a)
“Average Operating Profit” means the Company’s average Operating Profit for the Performance Period, determined by adding the Operating Profit for each fiscal year during the Performance Period based on a 52-week period commencing at the start of the fiscal year and dividing by three.

b)
“Average ROIC” means the Company’s average ROIC for the Performance Period, determined by adding the ROIC for each fiscal year during the Performance Period (based on a 52-week period commencing at the start of the fiscal year) and dividing by three.

c)	“Operating Profit” means, for any fiscal year, “operating profit” as defined by the Committee for the Company’s Management Incentive Plan for that fiscal year.

d)	“Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the first day of the fiscal year of the Grant Date shown on page one.

e)	“Performance Share” means a bookkeeping entry that records the equivalent of one (1) share of Common Stock.

f)
“Performance Share Target Award” means that target number of Performance Shares awarded to you pursuant to the cover page of this Award Agreement and which may be earned in accordance with Section C.1.

g)
“Performance Share Maximum Award” means that maximum number of Performance Shares awarded to you pursuant to this Award Agreement and which may be earned in accordance with Section C.1., representing 200% of the Performance Share Target Award.

h)	“ROIC” means, for a fiscal year, the Company’s return on invested capital, as defined by the Committee during the first 90 days of such fiscal year.

9.
Rights Unsecured. You will have only the Company’s unfunded, unsecured promise to pay pursuant to the Performance Share terms. Your rights will be that of an unsecured general creditor of the Company, and you will not have any security interest in any assets of the Company.

D.	GENERAL TERMS AND CONDITIONS

1.
Limitation of Rights. The granting of this Award will not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company, or interfere in any way with the right of the Company to terminate your employment at any time.

2.
Withholding. You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to your Award to satisfy statutory withholding requirements. Unless you promptly tender payment in full by cash, check or shares of Common Stock, such payment will be made by withholding shares of Common Stock then due to be delivered to you. Shares withheld or tendered as payment of required withholding will be valued at the closing price per share of the Common Stock on the date such withholding obligation arises, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

3.
Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company and/or its affiliates denies your claim or any earlier date that the claim otherwise accrues.

4.	Adjustments. The Award will be subject to adjustment or substitution in accordance with Section 12 of the Plan.

5.
Delivery of Shares. The Company will not be required to deliver any shares, or establish a book entry account representing such shares, pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate (i) the Securities Act of 1933 or any other applicable federal, state or foreign laws or regulations; or (ii) the requirements of any stock exchange or authority upon which the securities of the Company may then be listed or traded. Prior to the issuance of any shares pursuant to this Award, the Company may require that you (or your legal representative upon your death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

6.	Confidentiality; Restrictive Covenants.

a.
Confidential Information. You acknowledge that through your employment with the Company you have acquired and had access to the Confidential Information of the Company, and that you will continue to acquire and have access to such Confidential Information. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company has taken all reasonable steps necessary to protect the secrecy of the Confidential Information. You agree that you have not used or disclosed any Confidential Information to any third party without authorization, and will not do so in the future, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company, to the Company immediately upon termination of employment with the Company for any reason. Your confidentiality obligation shall remain in effect, both during and after your employment, for as long as the information or materials in question retain their status as Confidential Information. You also agree to respond to requests by the Company for information pertaining or relating to the Company which may be within your knowledge. This Award Agreement is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Nothing in this Award Agreement is intended to interfere with your right to report possible violations of law or regulation to, or to cooperate in an investigation conducted by, any governmental agency or entity, including the Securities and Exchange Commission. Pursuant to 18 U.S.C. § 1833(b), nothing in this Award Agreement shall be interpreted to expose you to criminal or civil liability under Federal or state trade secret law for disclosure, in confidence, of trade secrets (i) to Federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order. If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in a court proceeding, provided that you file any document containing the trade secret under seal and you do not disclose the trade secret, except pursuant to court order.

b.
Non-Competition. You acknowledge and agree that the Company’s Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Award Agreement. Due to your access to Confidential Information, and because of the specialized skills, learning, abilities, contacts, and information you obtained and will obtain through your employment with the Company, you agree that, during the Restricted Period, you shall not, directly or indirectly, enter into or maintain an employment, contractual or other business relationship, in the United States, in which (A) you own an equity interest in a Competitor greater than one percent (1%) of its outstanding equity, or manage, operate, finance, or control a Competitor; or (B) you provide services or perform duties for a Competitor that (i) are the same as or similar to the services or job duties you performed for the Company at any point during the two-year period prior to date of the termination of your employment, or (ii) involve executive, managerial, financial, or other significant leadership responsibilities.

c.
Non-Solicitation of Employees. You acknowledge that through your employment with the Company you have acquired and had access to, and will continue to acquire and have access to, Confidential Information concerning the performance and qualifications of Company employees. Accordingly, you agree that during the course of your employment and for a period of twenty-four (24) months following the termination of your employment with the Company, you will not directly or indirectly, on your own behalf or on behalf of any other entity or person, Solicit any person who is (or, during the last twelve (12) months of your employment with the Company, was) an employee of the Company, with whom you had material contact during your employment with the Company, or with respect to whom you obtained or had access to Confidential Information, to terminate his or her relationship with the Company or to refer any such employee to anyone for other employment, without prior written approval from the Company’s Executive Vice President – Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

d.
Reasonableness and Limits of Restrictions. You acknowledge that the covenants in this Section D.6: (i) are reasonable, appropriate, necessary, and narrowly tailored to protect the legitimate business interests of the Company, including but not limited to its legitimate interest in protecting valuable Company Confidential Information, trade secrets, customer goodwill, and specialized training provided to you; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are designed to prevent unfair competition and not to stifle your inherent skill and experience; (iv) will not interfere with your ability to earn a livelihood; and (v) do not confer a benefit upon the Company that is disproportionate to the detriment to you. You further acknowledge that you had a full and free choice as to whether to accept the terms of this Award Agreement, including the terms of this Section D.6., and that by accepting the Award(s), you consent to be bound by all terms of this Award Agreement. If you are last employed by the Company in California, North Dakota, Oklahoma, or other state that prohibits the enforcement of agreements relating to post-employment non-competition or non-solicitation of employees, then Sections D.6.b. and D.6.c. do not apply to you following the termination your employment, if enforcement of such Section or Sections would be prohibited by applicable law. If you are a practicing attorney, the Restrictive Covenants in Section D.6.b. shall not apply to you in a way that would restrict your ability to practice law or otherwise violate applicable rules of professional conduct.

7.
Remedies for Breach of Award Agreement and Termination with Cause; Repayment of Proceeds; Clawback Policy. The Company’s obligations to you under this Award Agreement are expressly contingent upon your performance of your obligations under this Award Agreement, including but not limited to those contained in Section D.6. You agree that any breach by you of this Award Agreement will result in the immediate forfeiture and cancellation of your Award(s) and will entitle the Company to all its remedies allowed in law or equity, including but not limited to the return of any shares of Common Stock and/or the proceeds you received from the sale of any shares granted by any Award(s). If you violate this Award Agreement, including Section D.6., your employment is terminated for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at the time your termination, then, in addition to any other remedy available (on a non-exclusive basis), you shall pay to the Company, within 30 days of the Company’s request, an amount, specified by the Company, up to the sum of the then-current market value of the shares of Common Stock that you hold that were granted by any Awards and the aggregate after-tax proceeds you received upon the sale or other disposition of any shares of Common Stock granted by any Award(s). You and the Company agree that injury caused by your breach may be difficult or impossible to accurately estimate, that the parties intend for the amounts discussed in the preceding sentences to provide for damages rather than a penalty, and that the sum is a reasonable estimate of the Company’s probable loss. You further agree that any breach by you of Section D.6. will cause the Company irreparable harm and shall entitle the Company to an injunction to prevent a further breach of this Award Agreement by you, in addition to any and all remedies available to the Company. You acknowledge and agree that quantifying the damages suffered by the Company for your breach of any portion of Section D.6. might not be possible or feasible, or provide adequate compensation to the Company at law and that the balance of the hardships tips in favor of enforcing this Award Agreement. Accordingly, you agree that the Company shall be entitled, if any such breach shall occur or be either threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach. You also agree the then-current market value of any remaining shares of the Common Stock that you hold that were granted by any Awards, and any after-tax proceeds you received from the sale of any shares granted by such Awards, to the extent you have not already remitted such amounts to the Company pursuant to the terms of this Section D.6, shall be a fair and reasonable measure of the Company’s damages for your breach and does not constitute a penalty. In addition to any other remedies available to the Company in the event you breach any portion of Section D.6., the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against you for breach or threatened breach of Section D.6. or otherwise proving in court that you violated any provision of Section D.6. Should legal proceedings be initiated by the Company to enforce the restrictive covenants contained in Section B.6, the commencement of the Restricted Period will begin on the date of the entry of an order granting the Company injunctive, monetary or other relief from your actual or threatened breach of this Agreement. You acknowledge that the purpose and effect of Section D.6. would be frustrated by measuring the duration of the Restricted Period from the termination of your employment where you fail to honor your obligations until directed to do so by court order.

8.
Severability. If any term, provision, covenant or restriction contained in the Award Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated.

9.
Controlling Law. This Award will be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Georgia. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

10.
Construction. The Award Agreement and the Plan contain the entire understanding between the parties with respect to this Award. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to this Award which are not fully expressed herein. If a court of competent jurisdiction determines that any provision of this Award Agreement, including Section D.6., Section D.7, or any Award Definition in Section C is unenforceable or overbroad, the parties agree that they shall ask the court to modify, or “blue pencil,” such provision(s) to allow for enforcement to the fullest extent permitted by law.

11.
Headings. Section and other headings contained in the Award Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award Agreement or any provision hereof.

12.	Disclaimer of Rights. Nothing contained herein will constitute an obligation for continued employment.

13.	Offset. The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

14.
Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and will be deemed to be a part of this Award Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award Agreement. In the event that there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan will govern.

15.
Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to, or alternatively comply with, the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

16.
Notice. Any written notice required or permitted by this Award Agreement must be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at

Company’s corporate headquarters at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024, or to you at your most recent home address on record with the Company. Notices are effective upon receipt.

E.	AWARD DEFINITIONS
As used herein, the following terms will be defined as set forth below:

1.	“Board” means the Company’s Board of Directors.

2.
“Cause” means a finding by the Company that you have (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to your employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv)  violated  any of the Company’s substance abuse, compliance or any other policies applicable to you, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between you and the Company.

3.	“Change in Control” means and includes the occurrence of any one of the following events:

i)
any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 (“1934 Act”), is or becomes the “beneficial owner” (as defined in the 1934 Act), directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) an acquisition directly from the Company, (B) an acquisition by the Company, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (D) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below);

ii)
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease, for any reason, to constitute at least a majority of the Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such individual was named as a nominee for election as a director, without objection to such nomination) shall be an Incumbent Director;

(iii)
the consummation of (A) any reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (other than an internal reorganization), or (B) the sale or other disposition in one or a series of related transactions of 50% or more of the assets or earning power of the Company (in either such case a “Transaction”), unless immediately following such Transaction: (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power for the election of directors of the entity resulting from, or owning the assets so purchased in, such Transaction (the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding Common Stock, and (y) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Transaction (any Transaction that satisfies all of the criteria specified in (x) and (y) above shall be deemed to be a “Non-Qualifying Transaction”); or,

(iv)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.	“Code” means the Internal Revenue Code of 1986, as amended.

5.	“Committee” means the Leadership Development and Compensation Committee of the Board.

6.	“Common Stock” means the Company’s $.05 par value common stock.

7.
“Competitive Products or Services” means anything of commercial value of the type offered, provided, or sold by the Company, in the United States, within two (2) years prior to your termination date and during the Restricted Period, including, without limitation: goods; personal, real, or intangible property; services; business opportunities or assistance; or any other object or aspect of business conducted or provided by the Company.

8.
“Competitor” shall mean (a) the following companies or entities, including their subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; Floor & Decor; Ace Hardware; True Value Company; Lumber Liquidators; Wayfair; Tractor Supply Company; and Wal-Mart; or (b) any company or entity that sells or offers Competitive Products or Services which, in combination with its subsidiaries, affiliates, franchisees, or business units, operates more than 100 retail outlets in the United States or generates more than $150 million in annual revenue; or (c) any company or entity that is formed through, or as a result of, a sale, merger, combination, renaming, restructuring, spin-off, or other corporate transaction involving a business or entity defined in clause (a) or (b) of this sentence, and which sells Competitive Products or Services.

9.
“Confidential Information” means any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to information related to: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, or other information similar to the foregoing.

10.
“Disability” means that you have been found to be “Disabled” by the Company’s long-term disability carrier or third party administrator, or if you are not a participant in the Company’s long-term disability plan, under the criteria used by the Company’s long-term disability plan.

11.
“Restricted Period” shall mean the period during which you are employed with the Company and for a period of eighteen (18) months following your termination date, regardless of the reason for such termination.

12.	“Retirement” means termination of employment, other than for Cause, with the Company on or after your attainment of age 60 and having at least five (5) years of continuous service with the Company.

13.	“Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company.